EXHIBITS 10.24

OFFICE / WAREHOUSE / EQUIPMENT LEASE

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THIS OFFICE / WAREHOUSE / EQUIPMENT LEASE (the “Lease”) is made and entered into as of June 10, 2022 (the “Effective Date”), by and between JUST PICK, LLC, a Florida limited liability company (“Landlord”), as landlord, and KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation (“Tenant”), as tenant.

WHEREAS, Landlord owns the premises located on the property legally described on Exhibit A hereto and by this reference incorporated herein with an address of 4460 Old Dixie Highway, Grant Valkaria, FL 32949 (the “Land”) and certain furniture, fixtures, and equipment located therein; and

WHEREAS, Landlord desire to lease to Tenant, and Tenant desires to lease from Landlord, the Land and all improvements thereon, and certain furniture, fixtures, and equipment located thereat, pursuant to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and conditions contained in this Lease, the Parties agree as follows:

Article 1.

LEASE OF PROPERTY

1.1          Lease of Premises. Landlord leases to Tenant, and Tenant leases from Landlord, on the terms and conditions set forth in this Lease, the Land and all improvements located thereon (collectively, the “Premises”), such improvements including, without limitation, the following: (a) an office building containing approximately one thousand five hundred ninety-five (1,595) square feet, the location of which is generally depicted on Exhibit B attached hereto and by this reference incorporated herein as the “Office” (the “Office Building”); and (b) a warehouse building consisting of approximately nineteen thousand seven hundred thirty-seven (19,737) square feet, the location of which is generally depicted on Exhibit B as the “Warehouse” (the“Warehouse Building”, and together with the Office Building, each a “Building”, and collectively the “Buildings”).

1.2                Lease of Personal Property. Landlord leases to Tenant, and Tenant leases from Landlord, on the terms and conditions set forth in this Lease, the furniture, fixtures, and equipment specifically listed on Exhibit C attached hereto and by this reference incorporated herein (the “Personal Property”, and together with the Premises, collectively the “Property”). Tenant acknowledges and agrees that the Personal Property shall be located at all times during the Term at the Premises, and shall not be moved without Landlord’s prior written consent in each instance, in its sole discretion. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be obligated to replace any Personal Property, whether due to permanent damaged, obsolescence, or otherwise, and Tenant shall be solely responsible for obtaining and maintaining its own replacement personal property to satisfy its needs at the Premises, which replacement personal property shall be and remain the property of Tenant if obtained by Tenant.

Article 2.

TERM

2.1                Initial Term. The Property are leased to Tenant for an initial term (the “Initial Term”) of one (1) year, commencing at 12:01 A.M. on the Effective Date and ending at 11:59 PM on the day immediately prior to the first (1st) anniversary of the Effective Date (the “Initial Expiration Date”), unless sooner terminated in accordance with the provisions of this Lease.

2.2                Renewal. This Lease shall automatically renew beyond the Initial Term as follows:

(a)                 Unless Tenant delivers a written notice of termination to Landlord at least thirty (30) days prior to the Initial Expiration Date, then subject only to Section 2.2(c), this Lease shall automatically extend for a period of five (5) additional years (the “First Renewal Term”), commencing at 12:01 A.M. on the first (1st) anniversary of the Effective Date and ending at 11:59 PM on the day immediately prior to the sixth (6th) anniversary of the Effective Date (the “First Renewal Expiration Date”), subject to under the terms and conditions contained in this Lease.

(b)                 Tenant, in its sole and absolute discretion, shall have one (1) option to extend the Term for a period of five (5) years immediately following the First Renewal Term (the “Second Renewal Term”, and together with the First Renewal Term, each a “Renewal Term”) for a period of five (5) additional years commencing at 12:01 AM on the sixth (6th) anniversary of the Effective Date and ending at 11:59 PM on the date immediately prior to the eleventh (11th) anniversary of the Effective Date, subject to under the terms and conditions contained in this Lease. Tenant’s option to renew this Lease for the Second Renewal Term must be exercised by Tenant delivering written notice of its election to Landlord at least four (4) months prior to the First Renewal Expiration Date. Base Rent for the Second Renewal Term shall be adjusted to an amount equal to the current fair market rental rate for reasonably-comparable premises in similarly situated rental areas in the rental market of Brevard County, Florida, at the time that the Second Renewal Term is to commence, together with reasonably forecasted annual adjustments (“Market Annual Rent”). With reasonable promptness following Tenant’s timely delivery of a written notice to extend the Term for the Second Renewal Term, Landlord and Tenant shall cooperate in good-faith to determine the Market Annual Rent, and if Landlord and Tenant cannot agree on Annual Market Rent during the thirty (30) day period after delivery of that notice to Landlord, then a qualified independent certified appraiser shall be promptly employed to determine the Market Annual Rent (the “Appraiser”). If Landlord and Tenant do not promptly agree on the identity of the Appraiser, both Landlord and Tenant shall each appoint a qualified independent certified appraiser, and the two appointed appraisers shall select a third qualified independent certified appraiser to serve as the Appraiser. An appraisal made by the Appraiser pursuant to this Section 2.2(b) shall be final and binding on both Landlord and Tenant, absent manifest error or mistake of fact. The cost of the Appraiser shall be borne equally by Landlord and Tenant. Once Landlord and Tenant agree on Market Annual Rent, or Market Annual Rent is determined by the Appraiser, Landlord and Tenant agree to promptly execute an amendment to this Lease in reasonable form and substance to reflect the amount of Market Rent for the applicable portion of the Additional Term if one party requests such an amendment.

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(c)                 Notwithstanding the foregoing provisions of this Section 2.2 to the contrary:

(i)                   If any Event of Default exists and is continuing at any time within the thirty (30) day period immediately prior to the commencement of the applicable Renewal Term, Landlord may (but is not required to) reject a Renewal Term by delivering written notice thereof to Tenant, in which case the Lease shall not be renewed for such Renewal Term and shall terminate upon the conclusion of the then-current Term.

(ii)                 If at any time during the Term, the U.S. Food and Drug Administration issues one or more non-appealable and binding enforcement orders mandating that all eleven (11) current stock keeping units (or “SKUs”) for the “Bidi Stick” manufactured by Bidi Vapor, LLC (i.e., all eleven (11) current flavors) must be removed from the U.S. market, then Tenant may terminate this Lease by delivering a written notice of termination to Landlord at least thirty (30) days prior to the desired date of termination.

(d)                 References in this Lease to the “Term” shall mean the Initial Term and, to the extent exercised, each Renewal Term, and references in this Lease to the “Expiration Date” shall mean the last day of the Term.

2.3                Lease Year. As used herein, the term “Lease Year” shall mean a period of one (1) year. Each Lease Year shall commence on the Effective Date (in the case of the first (1st) Lease Year) or an anniversary of the Effective Date (in the case of all subsequent Lease Years), and end on the date immediately prior to the next anniversary of the Effective Date.

Article 3.

RENT

3.1                Base Rent. Tenant shall pay base rent for the Property (“Base Rent”) during the Term as follows, without demand, deduction, or offset, plus all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease:

Term:	Lease Year:	Annual Base Rent:	Monthly Base Rent:
Initial Term	Year 1	$213,320.00[1]	$17,776.67
First Renewal Term (if applicable)	Year 2	$223,986.00	$18,665.50
	Year 3	$234,652.00	$19,554.33
	Year 4	$245,318.00	$20,443.17
	Year 5	$266,650.00	$22,220.83
	Year 6	$287,982.00	$23,998.50
Second Renewal Term (if applicable)	Years 7-11	Market Annual Rent	One twelfth (1/12) of Market Annual Rent

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3.1                Payment of Base Rent. Base Rent shall be payable in equal monthly installments in advance, commencing on the first full calendar month of the Term, and continuing on the first (1st) day of each subsequent calendar month until the Expiration Date; provided, however, that in the event that: (a) the Effective Date falls on any date other than the first day of a calendar month, the Base Rent will be prorated for that month and shall be due and payable on the Effective Date; and (b) the Expiration Date falls on any date other than the last day of a calendar month, the Base Rent will be prorated for that month and shall be due and payable on the first day of that month.

3.2                Operating Expenses.

(a)                 Tenant shall pay one hundred percent (100%) of all costs, fees, charges, and expenses incurred by, or charged to, Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, except for the costs, fees, charges, expenses, and obligations assumed by Landlord pursuant to this Lease or set forth in Section 3.3(b) (collectively, “Operating Expenses”), which shall constitute additional rent hereunder. Operating Expenses include, without limitation, all of the fees, charges, and expenses incurred by, or charged to, Landlord in connection with the following: (i) the Insurance Premiums, together with the cost of any deductible paid by Landlord in connection with an insured loss (provided, that any such deductible shall be amortized over the entire period of the estimated economic useful life of any improvement replaced by the insurance proceeds associated with that deductible, determined in accordance with generally accepted accounting principles); (ii) Taxes; (iii) Landlord’s cost to maintain the Property, except as otherwise expressly set forth in this Lease; (iv) the annual amortization (over their estimated economic useful life determined pursuant to generally accepted accounting principles) of the costs (including reasonable financing charges) of capital improvements or replacements to the Premises on a straight-line basis pursuant to generally accepted accounting principles: (v) a management and administrative fee not to exceed three percent (3%) of annual Base Rent for the Lease Year in question; and (vi) exterior painting of the Buildings.

(b)                 Notwithstanding the foregoing provisions of this Section 3.2 to the contrary, Operating Expenses will not include the following: (i) depreciation on the Buildings or the Property; (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease; (iii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property; (iv) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above; (v) salaries and overhead of personnel employed by Landlord; (vi) expenses for repair or replacement covered by warranties, and any costs due to casualty that are covered by insurance carried by Landlord or that would have been covered by insurance that Landlord is required to carry under this Lease; (vii) repairs or replacements caused by Landlord’s negligence or willful misconduct, or the negligence or willful misconduct of Landlord’s servants, agents, or employees; (viii) rent and other payments by Landlord under any ground lease or other lease underlying this Lease; (ix) payments to servants, agents, or employees of Landlord for services to the Property for supplies or other materials to the extent that the cost of such services, supplies, or materials exceed the cost which would have been paid had the services, supplies or materials been provided by unaffiliated parties on a competitive basis; (x) expense reserves; and (xi) tax or assessment expenses in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest possible term. To the extent it is property qualified, licensed, and insured, as applicable, Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

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3.3                Payment of Operating Expenses; Reconciliation. Operating Expenses shall be payable in equal monthly installments, commencing on the first (1st) full month of the Term, and continuing on the first day of each subsequent month until the Expiration Date. In the event that the Effective Date falls on any date other than the first (1st) day of a calendar month, Operating Expenses will be prorated for that month and shall be due and payable on the Effective Date, and Operating Expenses will be prorated for the last month of the Term if the Expiration Date falls on any date other than the last day of a calendar month. In Landlord’s discretion, it may elect to charge Operating Expenses once per Lease Year, in arrears, when Landlord delivers the statement set forth in Section 3.2(c) (in which case the reconciliation set forth in that section shall not be necessary except to the extent necessary as a result of a permissible audit).

(a)                 By April 30th of each Lease Year (and as soon as practical after the expiration or termination of this Lease), Landlord shall provide Tenant with a statement of the Operating Expenses for the preceding Lease Year or part thereof. Within thirty (30) days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease. In the event that all Operating Expenses for any Lease Year are more than five percent (5%) greater than the actual Operating Expenses for the immediately preceding Lease Year, then within thirty (30) days after Tenant’s receipt of Landlord’s statement setting forth actual Operating Expenses for the Lease Year in question, Tenant shall have the right to review and inspect, at Landlord’s local offices and at Tenant’s expense, Landlord’s accounts and records relating to those Operating Expenses; provided, however, that for this purpose a partial Lease Year’s Operating Costs shall be considered to be the total Operating Costs that would have been charged for an entire calendar year based on the actual Operating Costs for such partial Lease Year).

3.4                Late Payment; Interest. In the event that any payment of Base Rent, Operating Expenses, or any other sum due hereunder is not paid within ten (10) days after the date that such payment is due, Tenant shall be responsible for, and shall pay: (a) a late payment fee equal to five percent (5%) of the amount due (except when Tenant pays the administrative charge set forth in Section 15.2(a)); and (b) interest on such unpaid portion at a rate equal to the lesser of the highest rate permitted by applicable law or ten (10.0%) (the “Interest Rate”) with interest commencing on the date that the payment was due (provided, however, that no interest is due and payable if the amount is paid within ten (10) days after the date it is due).

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Article 4.

INSURANCE

4.1                Liability Insurance. Tenant agrees to procure and maintain a policy or policies of liability insurance, at its own cost and expense, insuring Landlord and Tenant from all claims, demands, or actions for injury, death, or damage to property sustained by one or more persons as a result of any one occurrence in the amount of One Million Dollars ($1,000,000.00) combined single limit per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate arising from, related to, or connected with the conduct and operation of Tenant’s business at the Premises. The policy limits requirement may be satisfied by primary general liability insurance or a combination of primary general and excess umbrella liability insurance. Such insurance shall: (a) be endorsed to name Landlord as named insured and this status shall be reflected on the Tenant’s certificate of insurance delivered to the Landlord; (b) not be subject to cancellation except after at least ten (10) days’ prior written notice to Landlord; and (c) be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord. The policy or policies, or duly executed certificate or certificates for the same, together with satisfactory evidence of the payment of premium thereon, shall be deposited with Landlord both before Tenant takes possession of the Premises, as well as upon any renewal of said insurance, not less than thirty (30) days prior to the expiration of the term of such insurance.

4.2               Property Insurance. Landlord shall maintain a policy or policies of insurance, in the amount of the full replacement value of the Buildings and the other improvements on the Land, and insuring the Buildings and the other improvements on the Land against loss or damage by fire, wind and storm damage, explosion or other such hazards or risks in a standard extended coverage policy. In Landlord’s discretion, Landlord may include the Property in such policy or policies as covered property. Landlord shall provide to Tenant a detailed accounting of the cost of all premiums with respect to such policy or policies (each, an “Insurance Premium”). The cost of each Insurance Premium for such policy or policies that is attributable to the Term shall be payable by Tenant to Landlord as an Operating Expense.

4.3                Tenant’s Personal Property Insurance; Other Insurance. Tenant shall be solely liable hereunder for insuring Tenant’s personal property. Tenant shall also maintain a policy of business interruption insurance so as to cover Tenant’s obligations hereunder.

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4.4                Subrogation. Landlord and Tenant hereby waive any rights each may have against the other on account of any loss or damage occasioned by either Landlord or Tenant, as the case may be, their respective property, the Premises, or its contents or to other portions of the Buildings or the Land, or to the Property, arising from any risk actually covered or to be covered by the insurance policies required hereunder. Landlord and Tenant hereby release each other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. If required by either party, Landlord or Tenant shall use commercially reasonable efforts to have all such property insurance policies which may be carried by it endorsed with a clause providing that any release from liability of, or waiver of claim for recovery from, the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder, and providing, further that the insurer waives all rights of subrogation which such insured may have against the other party.

Article 5.

UTILITIES, AND TAXES AND ASSESSMENTS

5.1                Utilities. Landlord at its expense agrees to make available to Tenant water, sewer, phone and electrical services to the Premises as of the Effective Date. Tenant shall be liable and agrees to pay the charges for all public utility services rendered or furnished to the Premises, including, but not limited to heat, water, electricity, sewer, and sewage treatment facilities, and shall obtain all such service in its own name and timely pay all charges directly to the provider. Landlord shall not be responsible or liable for any interruption in such services except to the extent caused by the negligence or willful misconduct of Landlord, nor shall such interruption affect the continuation or validity of this Lease. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility and shall be installed in a manner approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed.

5.2                Taxes and Assessments. For purposes hereof, “Taxes” shall mean all real estate and/or property taxes, rates, levies, charges and assessments, general and special, ordinary and extraordinary, of every kind and nature whatsoever, whether now known to law or hereafter created, which are levied, assessed, imposed or become due and payable during the Term (and, if attributable to a period of time, to the extent attributed to the Term) upon: (a) the Land; (b) the Buildings and the other improvements located on the Land; (c) the Property; (d) the leasehold estate hereby created; and/or (e) or arising with respect to the occupancy, use, or possession of the Premises, and/or the use and possession of the Personal Property, by Tenant. Landlord shall use commercially reasonable efforts to minimize, reduce, protest, negotiate or otherwise adjust Taxes. Any cost incurred by Landlord in an effort to minimize, reduce, protest, negotiate or otherwise adjust any real estate tax bill, tax assessment or assessed valuation, including the cost of appraisals, witness fees and attorneys’ fees related thereto, shall be included in the definition of Taxes (provided, however, that such costs shall not result in a net overall increase to the amount of Taxes). If a special assessment is payable in installments, Taxes for any year shall include the installment of such assessment for that year to the extent of the length of the Term that occurs during such year. If at any time during the Term, the methods of taxation prevailing at the commencement of the Term shall be changed or altered so that in lieu of, in addition to, or as a substitute for the whole or any part of the taxes now levied, assessed or imposed on real estate, there shall be levied, assessed or imposed a different method of taxation, then the same shall be included in the definition and computation of Taxes hereunder. Anything contained in this Lease to the contrary notwithstanding, Tenant shall not be obligated to pay, and Operating Expenses shall not include, any succession, transfer, gift, franchise, income, estate, or inheritance taxes or impositions which may be levied upon, required to be collected by, or assessed against Landlord. Expiration of the Term shall not affect Tenant’s obligation to pay Taxes with respect to any deficiency in Tenant’s payment thereof for the final Lease Year.

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Article 6.

SUBLEASING OR ASSIGNMENT

6.1                Assignment With Consent. Tenant shall not assign, sell, transfer, sublease, or mortgage its interest in this Lease without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed so long as both: (a) the transferee has a net worth at least equal to or greater than Tenant at the Effective Date hereof, calculated in accordance with generally accepted accounting principles as applied in the United States; and (b) no Event of Default has occurred and is continuing.

6.2        Requirements. If Tenant requests Landlord’s consent to assign, sell, transfer, or sublease its interest in the Lease, Tenant shall provide Landlord, at least fifteen (15) days prior to the proposed transaction, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed transfer or sublease documents, and any other information Landlord reasonably requests. Immediately following any approved sale, assignment, transfer, or sublease, Tenant shall deliver to Landlord an assumption or sublease agreement (as applicable) reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any sale, transfer, assignment, or sublease for which Landlord’s consent is requested.

Article 7.

ALTERATIONS, REPAIRS AND MAINTENANCE

7.1                Alterations and Improvements.

(a)                 Tenant shall not make any structural or exterior changes in, or additions or alterations to the exterior of, the Premises, or any additions or alterations to the Personal Property, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(b)                 Tenant shall not make any material interior change in, or addition or alteration to the interior of, the Premises that either: (i) costs in excess of Twenty-Five Thousand Dollars ($25,000); (ii) either cannot be removed by Tenant at the end of the Term such that the Premises cannot be restored by Tenant to the same condition as it exists on the Effective Date; or (iii) requires work within the walls, below the floor or above the ceiling, in each case without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

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(c)                 If Landlord consents to any changes, additions, or alterations, or such changes, additions, or alterations are otherwise permitted, they shall be made at Tenant’s sole cost and expense and shall be performed in a first-class and workmanlike manner on a level consistent with the age and condition of the Buildings and other improvements comprising the Premises on the Effective Date, or of the Personal Property, as applicable, and in accordance with all applicable legal and insurance requirements and the terms and provisions of this Lease. Upon completion of changes, additions, or alterations to the Premises, Tenant shall deliver to Landlord: (i) a sworn affidavit from Tenant and its general contractor (if Tenant is not acting as its own general contractor) in form and substance reasonably acceptable to Landlord stating – (A) in reasonable detail the actual costs paid by Tenant for construction and completion of the alterations, (B) the names and addresses of all architects, contractors, subcontractors or suppliers in respect of the alterations, and (C) that all of the persons identified in the sworn affidavit required pursuant to clause (i)(B) have been paid in full; and (ii) full and final mechanic’s lien waivers, in form and substance reasonably acceptable to Landlord, from each person identified in the sworn affidavit required pursuant to clause (i)(B).

(d)                 Changes, alterations, additions, and improvements to the Property made by Tenant shall become the property of the Landlord upon the Expiration Date unless Tenant, prior to the Expiration Date, removes such improvements and restores the Property to the same condition as existed on the Effective Date.

7.2                Tenant’s Duty to Repair, Maintain and Replace. Except for Landlord’s responsibilities set forth in Section 7.3, Tenant covenants and agrees to keep and maintain the Property in good order, condition and repair including, without limitation, such maintenance and repair as may be needed to keep the Buildings, the exterior areas of the Premises (which shall include any landscaped areas as well as the parking lot, walkways, and sidewalks, if any), and automatic gates at the access point of the Premises in good order, condition, and repair and in substantially the same order, condition, and repair as they were as of the Effective Date, reasonable wear and tear and damage from fire and other casualty for which insurance has been procured (or is required to be procured pursuant to this Lease) excepted. Tenant shall not overload the electrical, water and/or plumbing facilities serving the Premises. Tenant, at its cost, shall purchase and maintain throughout the Term a maintenance contract for a reputable company or companies providing maintenance of the plumbing, heating, ventilation, air-conditioning, and fire sprinkler and suppression systems or equipment serving the Premises (collectively, the “Equipment”), in accordance with the manufacturer’s suggested service and maintenance requirements and all requirements of applicable laws, and shall be responsible for the costs of any required repairs, maintenance, and replacement of the Equipment (but, in any event, no less than quarterly service).

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7.3                Landlord’s Duty to Repair and Replace Interior and Exterior Structural Issues and Other Items. Landlord covenants and agrees to: (a) keep and maintain the Buildings’ foundations, outer walls, footings, structural steel columns, and girders, and roof at Landlord’s sole expense and not as an expense of Tenant or as an Operating Expense; and (b) make any necessary replacements to the Equipment, the cost of which shall be considered an Operating Expense in the manner set forth in Section 3.2(a)(iv). Landlord, at its sole expense and not as an expense of Tenant, shall perform or cause to be performed any and all repairs and replacements which are the responsibility of Landlord necessary to restore the Premises and other areas for which Landlord is responsible to a state of good condition and repair. Landlord shall complete such repairs within sixty (60) days after Landlord has received written notice from Tenant of such state of disrepair, or if such repairs cannot reasonably be completed within such sixty (60) day period, Landlord shall commence such repairs within sixty (60) days after notice and proceed diligently thereafter. Landlord agrees to use commercially reasonable efforts to minimize disruption to or interference with Tenant’s use and enjoyment of the Premises in making repairs or replacements or in maintenance. In the event of an emergency, Tenant shall have the right to prosecute immediately any and all necessary repairs and shall deliver contemporaneous notification to Landlord of the emergency and related repairs and offset the reasonable cost of such repairs against the next monthly installment or installments of Base Rent due hereunder; provided, however, that if contemporaneous notice is not practicable, as determined by Tenant in its reasonable judgment, then Tenant shall provide such notice as soon thereafter as reasonably practicable. Notwithstanding the foregoing provisions of this Section 7.3 to the contrary, Landlord shall not be obligated to make any repairs or replacements referenced in this Section 7.3 to the extent that those repairs to these components are caused by Tenant, any subtenant, or its or their respective agents, contractors, servants, employees, subtenants, concessionaires or licensees, in which case Landlord shall make repairs and Tenant shall be reimburse Landlord within ten (10) days of receipt of Landlord’s invoice therefor.

7.4                Tenant’s Failure to Maintain, Repair or Replace. If Tenant shall refuse or neglect to commence or complete any item of maintenance, repair or replacement necessary to keep the Property in good condition and repair during the Term hereof as required by Section 7.2 (including, without limitation, a suitable contract for maintenance of the Equipment), Landlord may, but shall not be required to, arrange for such maintenance, repair or replacement to be performed, and present an invoice or invoices evidencing the cost thereof to Tenant for immediate payment as additional rent hereunder. For non-emergency repairs, Landlord shall provide Tenant with a ten (10) business day prior written notice of Landlord’s intent to repair, should Landlord decide to repair pursuant to this section.

Article 8.

LIENS

8.1                Liens not Permitted. Tenant shall not do anything or cause anything to be done whereby the Property or any portion thereof may be encumbered by any mechanic’s or other material liens. If a lien is filed against any Property purporting to be for labor or materials furnished or to be furnished to the Tenant, the Tenant shall remove the lien of record by the payment or by bonding with a surety company authorized to do business in the State of Florida, within thirty (30) days from the date of the filing of said mechanic’s or other lien. Should the Tenant fail to take the foregoing steps within said thirty (30) day period, then the Landlord shall have the right, among other things, to pay said lien without inquiring into the validity thereof, and the Tenant shall immediately reimburse the Landlord for the total expense incurred by it in discharging said lien including (without limitation) any reasonable attorneys’ fees and costs incurred by the Landlord in doing so.

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Article 9.

USE

9.1                Permitted Use. Tenant may use the Property for warehousing, storage, and general office uses, and all other related or ancillary purposes (the “Permitted Use”), and for no other use. Tenant shall not use the Property for the purposes of storing, manufacturing or selling any explosives, flammables, or other inherently dangerous substance, chemical, thing or device, except for items used in Tenant’s ordinary course of business on the Effective Date. Tenant shall, at its expense, promptly comply with all applicable laws now or subsequently pertaining to Tenant’s use of the Property or occupancy of the Premises. Neither Tenant nor its servants, employees, or agents shall use the Premises in any manner that under any applicable law would require Landlord to make any alteration to or in the Building (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or any Building to be deemed a “place of public accommodation” under the Americans with Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time, if such use would require any such alteration).

9.2                Hazardous Substances. Tenant, its servants, agents or employees, shall not treat, store, or dispose of any hazardous, special, or medical wastes on the Premises except in compliance in all material respects with applicable local, state or federal laws or regulations relating to protection of the environment or pollution (the “Environmental Laws”). For the purposes of this Lease, the term “store” shall be defined in the same manner as that used in the Resource Conservation and Recovery Act, as amended and the applicable regulations under that act. Tenant shall promptly notify Landlord of any notice, claim, report of violation, or other matter of similar import received by Tenant from the U.S. EPA, the Florida Department of Environmental Protection, or any other governmental body having jurisdiction, which relates to or arises from any actual or alleged pollution, spill, discharge or other release of hazardous materials on the Premises. Tenant shall indemnify Landlord and its successors and assigns against and hold them harmless from any liabilities, claims, demands, and out-of-pocket costs, response costs, and expenses (including reasonable attorney’s fees, site remedial investigation or feasibility studies, site clean-up, or defense costs) which relate to the Premises and arise by reason of any act or omission of Tenant or its employees, agents, contractors, vendors, or customers in breach of Tenant’s obligations under this Section, or by reason of the breach of Tenant’s obligations under any Environmental Law. Landlord shall indemnify Tenant and its successors and assigns and hold them harmless from any liabilities, claims, demands, and out-of-pocket costs, response costs, and expenses (including reasonable attorney’s fees, site remedial investigation or feasibility studies, site clean-up, or defense costs) to the extent they relate to the Premises and arise by reason other than a breach of Tenant’s obligations under this Section or any Environmental Law, including with respect to any hazardous materials existing on, under, in or about the Premises on or before the Effective Date.

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Article 10.

SIGNS

10.1            Signage. All Tenant signage shall be subject to the approval of Landlord (not to be unreasonably withheld, conditioned, or delayed by Landlord) and the applicable governmental authorities. Tenant shall have the right to install signage on the Premises, at its expense, at a location and of a design as shall be approved by Landlord (such approval not to be unreasonably withheld, conditioned, or delayed). Signage must always be in good operating condition. Tenant shall be obligated, at its expense, to obtain any governmental permit required with respect to any sign to be placed by Tenant on the Premises on or after the Effective Date, and such sign shall comply with all applicable governmental or quasi-governmental ordinances, rules and regulations.

Article 11.

SUBORDINATION; ESTOPPEL CERTIFICATE AND QUIET ENJOYMENT

11.1            Subordination. Landlord reserves the right and privilege to subject and subordinate this Lease at all times to the lien of any mortgage or mortgages now or hereafter placed upon the Landlord’s interest on any Property, provided that such subordination does not disturb the possession or other rights of Tenant under this Lease so long as no Event of Default has occurred and is continuing. Tenant agrees to execute and deliver, within ten (10) business days after written request from Landlord, such further instrument or instruments as may be required by Landlord’s lender to subordinate this Lease to the lien of any such mortgage as shall be desired by Landlord, so long as such subordination agreement conforms with the requirements of this section; provided, however, that the ground lessor or the mortgagee or trustee named in said mortgage or trust deed shall deliver to Tenant a subordination and non-disturbance agreement in form and substance reasonably agreeable to both parties.

11.2            Estoppel Certificates. Either party to this Lease will, at any time from time to time, within ten (10) business days after written request from the other party, execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified (or, if modified then disclosure of such modification shall be made) and in full force and effect on the date to which the rents and other charges have been paid, and stating whether or not said party has knowledge of any default hereunder on the part of the other party in the performance of any covenant, agreement or condition contained herein, and if so, specifying each such default in reasonable detail, it being intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser, mortgagee or holder of a deed of trust of the Property or any portion thereof, or any assignee of any such party.

11.3            Quiet Enjoyment. If and so long as Tenant shall timely pay Base Rent and all additional rent required by this Lease (including, without limitation, Operating Expenses) and shall perform and observe all the covenants and conditions contained in this Lease, Tenant’s possession of the Property will not be disturbed by Landlord, or anyone claiming by, through or under Landlord, or any mortgagee thereof.

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Article 12.

CONDEMNATION OR EMINENT DOMAIN

12.1            Total Condemnation. If all of the Premises shall be taken (“Total Taking”) for any public or quasi-public use under any statute, or by right of eminent domain, or by way of purchase in lieu of eminent domain, this Lease shall automatically terminate upon the date possession is surrendered and Base Rent and Operating Expenses shall be prorated to the date of termination.

12.2            Partial Condemnation. If a part of the Premises shall be so taken (“Partial Taking”) so that Tenant, in its reasonable discretion, determines that the Premises are no longer fit for its use, Tenant may terminate the Lease upon thirty (30) days’ written notice to Landlord, so long as such notice is received within one hundred eighty (180) days after the date of the Partial Taking.

12.3            Base Rent Adjustment. In the event of a Partial Taking which results in the size of the Premises being reduced, the annual Base Rent payable by Tenant hereunder shall, from and after the date on which the condemning authority takes possession, be reduced in the same proportion as the rentable square foot area of that portion of the Premises so taken bears to the total rentable square foot area of the Premises on the Effective Date.

12.4            Temporary Taking. If the Premises shall be so taken for temporary use or occupancy (a “Temporary Taking”), the foregoing provisions of this Article shall not apply, and Tenant shall continue to pay the full amounts of the Base Rent and Operating Expenses due hereunder. Only to the extent that Tenant may be prevented from so doing pursuant to the terms of the order of the condemning authority, Tenant shall perform and observe all of the other terms, covenants, conditions and obligations of this Lease as though the Temporary Taking had not occurred. In the event of a Temporary Taking, Tenant shall be entitled to receive the entire amount of the condemnation award made for such taking (the “Temporary Taking Award”), whether paid by the way of damages, rent or otherwise, unless the period of temporary use of occupancy shall extend beyond the Expiration Date, in which case the Temporary Taking Award shall be apportioned between Landlord and Tenant as of the Expiration Date. Upon the expiration of the term of any Temporary Taking, Landlord shall, at its sole cost and expense, restore the Premises, as nearly as possible, to the condition in which they existed prior to the Temporary Taking.

12.5            Prosecution of Condemnation Claim. Landlord shall be entitled to prosecute any action or proceeding relating to any taking and, except as specifically provided in Section 12.4, shall be entitled to all awards, damages, consequential damages and compensation for such taking, and Tenant shall not be entitled to share in any such award or have any claim against Landlord for any part of such award; provided, however, that Tenant may make a separate claim against the condemning authority for its trade fixtures, personal property, moving expenses and consequential damages.

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Article 13.

RIGHT TO INSPECT

13.1            Landlord’s Access. The Landlord reserves the right to enter upon the Premises and inspect and examine the Property during business hours, provided that Landlord has given Tenant forty-eight (48) hours written notice of Landlord’s intent to do so. Notwithstanding the foregoing, however, such advance written notice shall not be required in the event of an emergency requiring access to the Premises.

13.2            “For Rent” Signage and Premises Access. Within one hundred eighty (180) days prior to the Expiration Date, Tenant agrees to allow Landlord reasonable access to the Premises to show the premises, and to place “for rent” signs on the Premises.

Article 14.

DESTRUCTION OF THE PREMISES

14.1            Complete Casualty. In the event the Premises shall be destroyed or so damaged by fire, explosion, windstorm or other casualty as to be entirely untenantable, Landlord may either:

(a)                 terminate this Lease by providing written notice to Tenant within ninety (90) days of such damage or destruction; or

(b)                 notify Tenant of Landlord’s intent to restore the Premises within a reasonable period of time, at Landlord’s sole cost and expense, by providing written notice of such intent within ninety (90) days of such damage or destruction; provided, however, that (i) Landlord shall not be obligated to expend for such restoration an amount in excess of the insurance proceeds actually received by Landlord as a result of such damage or destruction, and (ii) Tenant shall be solely responsible for the repair and replacement of any of Tenant’s furnishings, fixtures or equipment, as well as all items of Tenant’s personal property. Landlord shall provide Tenant with an estimate of the time that will be needed to repair the Premises.

14.2            Tenant’s Right to Terminate. In the event that the Premises cannot be repaired within one hundred eighty (180) days after the date of the damage or destruction, or with an amount that is equal to or less than the amount of the insurance proceeds actually received by Landlord as a result of such damage or destruction, then Tenant shall have the right to terminate this Lease by providing Landlord written notice of its intent to terminate within sixty (60) days following Tenant’s receipt of written notice pursuant to Section 14.1(b). In the event that the Premises is not actually repaired within one hundred eighty (180) days after the date of the damage or destruction, Tenant shall also have the right to terminate this Lease by providing Landlord written notice of its intent to terminate within sixty (60) days after the one hundred eightieth (180th) day following the date of the damage or destruction.

14.3            Partial Casualty. If the Premises shall be damaged but not unfit for occupancy, then the Landlord shall repair and restore the same with reasonable promptness to as near as practicable its preexisting condition.

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14.4            Rent Abatement. During any period of time that the Premises, or any portion thereof, is not useable by Tenant as a result of a complete casualty described in Section 14.1, or a partial casualty as described in Section 14.3, Base Rent shall be abated on a pro rata basis.

Article 15.

TENANT’S DEFAULT

15.1            Tenant’s Default. The following shall be considered “Events of Default” by the Tenant under this Lease:

(a)                 Failure to pay Base Rent or Operating Expenses after the date that such Base Rent or Operating Expenses are due, which failure continues for a period of five (5) days after Tenant receives written notice of such failure from Landlord;

(b)                 Failure to pay any other amount due under this Lease within thirty (30) days after Tenant receives written notice of such failure from Landlord;

(c)                 Failure to do, observe, keep and perform any of the terms, covenants, conditions, agreements and/or provisions of this Lease where such failure continues for thirty (30) days after written notice of such failure by Landlord to Tenant, except that this thirty (30) day period shall be extended for a reasonable period of time if the alleged default is not reasonably capable of cure within said thirty (30) day period and Tenant proceeds to diligently cure the default;

(d)                 The adjudication of the Tenant as bankrupt or the appointment of a permanent receiver or trustee in bankruptcy for the Tenant’s property, or the appointment of a temporary receiver which is not vacated or set aside within ninety (90) days from the date of such appointment.

15.2            Landlord’s Remedies. In the event of any such uncured Events of Default by Tenant, after notice, if so required, and at any time thereafter, Landlord may, at its option, exercise of any other right or remedy it may have on account of such default, and without any further demand notice:

(a)                 Landlord, without any obligation to do so, may elect to cure the Event of Default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any reasonable sums paid or costs incurred by Landlord (together with an administrative fee of ten percent (10.0%) thereof) in curing the Event of Default, plus interest at the Interest Rate, from the respective dates of Landlord’s incurring such costs until they are repaid by Tenant, which sums and costs together with interest at the Interest Rate shall be deemed additional rent;

(b)                 Subject to Landlord’s compliance with all applicable Laws, to enter the Premises and repossess the Property, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make alterations and repairs in order to relet the Property and relet all or any part(s) of the Property for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord, except any costs and expenses that Tenant reasonably establishes could have been avoided) that may arise by reason of such reletting, provided that Landlord uses commercially reasonable efforts to mitigate its damages. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

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(c)                 To accelerate the whole or any part of the Base Rent for the balance of the Term, and declare the same to be immediately due and payable, subject to reduction by rent and additional rent received by a replacement tenant the during the period of the Term and provided that Landlord uses commercially reasonable efforts to mitigate its damages.

(d)            To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

Article 16.

LANDLORD’S DEFAULT

16.1            Landlord’s Default. Landlord shall be deemed to be in default under this Lease if Landlord fails to comply with any condition of this Lease within thirty (30) days after Tenant provides written notice of such failed condition to Landlord; provided, however, that Landlord shall have such longer period of time as may be reasonably necessary to cure the default so long as Landlord proceeds promptly to commence the cure within the said thirty (30) days and then diligently proceeds to cure.

16.2            Tenant’s Remedies. In the event of an uncured default by Landlord, after notice, if so required, Tenant may, at its option:

(a)                 Terminate this Lease by providing written notice to Landlord within sixty (60) days following notice to Landlord of such default; or

(b)                 Exercise any other right or remedy available at law or in equity.

Article 17.

INDEMNIFICATION

17.1            Tenant agrees to indemnify, defend, and hold harmless Landlord from and against any and all claims and out-of-pocket damages and expenses, including reasonable attorneys’ fees for the defense thereof (collectively, “Losses”), arising from Tenant’s use or occupancy of the Property or from any default on the part of Tenant under the terms of this Lease, or from any act or negligence of Tenant, its agents, contractors, servants, employees, subtenants, concessionaires or licensees, or others for whose acts Tenant is responsible. Landlord shall not be liable, and Tenant waives all claims, for damage to person or property sustained by Tenant or Tenant’s employees, agents, servants, invitees and customers resulting from Tenant’s use or occupancy of the Property, or by reason of the Property or any appurtenances thereof becoming out of repair, or resulting from any accident in or about the Premises or the Land or use of the Property, in all cases except due to Landlord’s negligence or willful misconduct. All property belonging to Tenant or any occupant of the Premises shall be there at the risk of Tenant or such other person only, and Landlord shall not be liable for damage thereto or theft or misappropriation thereof, unless due to the negligence or willful misconduct of Landlord or its agents, contractors, servants, employees, subtenants, concessionaires or licensees, or others for whose acts Landlord is responsible.

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17.2            Landlord agrees to indemnify, defend, and hold harmless Tenant from and against any and all Losses arising from any default on the part of Landlord under the terms of this Lease, or from the negligence or willful misconduct of Landlord, its agents, contractors, servants, employees, subtenants, concessionaires or licensees, or others for whose acts Landlord is responsible.

17.3            In connection with any indemnification or defense obligation by one party (the “Indemnifying Party”) to the other party (the “Indemnified Party”) under this Lease that results from, or arises out of, any claim or legal proceeding by a person who is not a party to this Agreement (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice as promptly as reasonably practicable after it becomes aware of such Third Party Claim, which notice shall specify in reasonably sufficient detail (to the extent known) the facts alleged to give rise to a claim and, if applicable, the amount the Indemnified Party is seeking from the Indemnifying Party. The Indemnifying Party may, at its sole cost and expense and promptly and timely upon receiving written notice of the Third Party Claim from the Indemnified Party, assume the defense of the Third Party Claim on behalf of the Indemnified Party; provided, however, that the Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party unless such settlement both: (a) contains no admission of wrongdoing, culpability, or other liability of the Indemnified Party; and (b) contains a complete, total, and unconditional release of the Indemnified Party with respect to the Third Party Claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any Third Party Claim, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of a Third Party Claim, the Indemnified Party may defend against the Third Party Claim in such manner as the Indemnified Party may deem appropriate, including, but not limited to, settling such Third Party Claim on such terms as the Indemnifying Party may deem appropriate after giving notice thereof to the Indemnifying Party, and the Indemnified Party shall be entitled to prompt indemnification from the Indemnifying Party for all of the Losses incurred in connection with the Indemnified Party’s defense and resolution of such Third-Party Claim. Failure or delay by the Indemnified Party to give prompt notice of any Third Party Claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the Third Party Claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

Article 18.

NOTICES

18.1            Form of Notice. Except as otherwise expressly provided in this Lease, any bills, statements, notices, demands, requests, consents or other communications given or required to be given under this Lease shall be effective only if given in writing signed by the party giving the same, or its attorney, and sent by (a) certified or registered U.S. mail, postage prepaid, return receipt requested, (b) personal delivery, or (c) a nationally recognized overnight courier service, addressed as follows:

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If to Landlord:

Just Pick, LLC

401 N. Wickham Road

Melbourne, FL 32835

Attention: Niraj Patel

With a copy to (which shall

not constitute notice):

Nelson Mullins Riley & Scarborough, LLP

390 N. Orange Ave.

Suite 1400

Orlando, FL 32801

Attention: Matt Armstrong

Phone: (407) 839-4200

If to Tenant:

Kaival Brands Innovations Group, Inc.

401 N. Wickham Road

Melbourne, FL 32835

Attention: KAVL-Corporate

with a copy to (which shall

not constitute notice):

Baker & Hostetler LLP

200 S. Orange Ave., Suite 2300

Orlando, FL 32801

Attention: Keith Durkin

18.2            Timing of Notice. Any such bill, statement, notice, demand, request, consent or other communication shall be deemed to have been rendered or given on the date which is: (a) three business (3) days after the date mailed; (b) one (1) business day after deposit with a nationally recognized overnight courier service for overnight delivery; or (c) on the date of personal delivery, as the case may be. Either party may change its address for delivery by giving notice to the other party as provided in this Article 18.

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Article 19.

MISCELLANEOUS

19.1            No Waiver. The receipt of Base Rent or additional rent by Landlord with knowledge of any breach of this Lease by Tenant or of any default on the part of Tenant in the observance or performance of any of the conditions or covenants of this Lease, shall not be deemed to be a waiver of any of the terms, covenants or conditions of this Lease. No failure on the part of either the Landlord or the Tenant to enforce any term, covenant or condition of this Lease, nor any waiver of any right by Landlord or Tenant shall discharge or invalidate such term, covenant or condition, or affect the right of Landlord or Tenant to enforce the same in the event of any subsequent breach or default. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

19.2            Captions. The Article and Section headings in this Lease are inserted only as a matter of convenience in reference and are not to be given any effect in construing any provision of this Lease. All references in this Lease to Article and Section numbers shall be deemed to refer to Articles and Sections and of this Lease unless otherwise stated.

19.3            Successors and Assigns. The covenants and agreements contained in this Lease shall apply to, inure to the benefit of, and be binding upon Landlord and Tenant and upon their respective successors and permitted assigns, except as otherwise stated to the contrary in this Lease.

19.4            Amendments; Modifications. This Lease may not be changed, cancelled or discharged orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. All understandings and agreements between Landlord and Tenant are merged in this Lease which represents the entire agreement between the parties and which fully and completely sets forth all terms and conditions of the transactions embodied in this Lease.

19.5            Severability. If any term or provision of this Lease or any portion of a term or provision of this Lease or the application of any such term or condition to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

19.6            Integration; Modification. This Lease, and any rider or Exhibit thereto, constitutes the entire agreement among the parties, and contains all of the agreements among the parties with respect to the subject matter hereof. This Lease supersedes any and all agreements, either oral or in writing, among the parties hereto with respect to the subject hereof, all of which shall be of no further force or effect for any purpose and in connection with which Landlord and Tenant shall have no further rights, obligations, liabilities, or responsibilities from and after the Effective Date, all of which are hereby expressly waived and released by the parties. This Lease replaces any other lease between the parties with respect to the Property and supersedes any prior terms or agreements of the parties with respect thereto. Furthermore, the amounts owed under this Lease supersede and replace any prior amounts, fees or credits owed to or by any party hereto with respect to the Property, except for all unpaid monthly rent of $1,000.00 per month for space within the Office Building that has been occupied by Tenant prior to the Effective Date, which shall be paid in full by Tenant to Landlord within thirty (30) days after the Effective Date.

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19.7            Construction. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and without implying a presumption that the terms in the Lease shall be more strictly construed against one party by reason the rule of construction that a document is to be construed more strictly against the person who himself or through his agent prepared the Lease, it being agreed that representatives of both parties have reviewed and participated in the preparation of the Lease.

19.8            Computation of Time. All periods of time referred to in this Lease shall include all Saturdays, Sundays and state or federal holidays; provided, however, that if the date or last day to perform any act or give any notice with respect to this Lease shall fall on a Saturday, Sunday, or state or federal holiday, such act or notice shall be timely performed if given on the next succeeding day which is not a Saturday, Sunday, state or federal holiday. Time is of the essence for all rights and obligations under this Lease.

19.9            No Agency. The parties agree that the business relationship created under this Lease is solely that of Landlord and Tenant. Nothing contained in the Lease shall constitute Tenant as an agent, legal representative, partner, subsidiary, joint venturer or other business relationship between Landlord and Tenant. Tenant shall have no right or power to and shall not bind or obligate Landlord in any way, manner or thing whatsoever, nor represent that it has the right to do so.

19.10         Authority. The persons signing this Lease on behalf of Landlord and Tenant each represent and warrant that they have the legal right and authority to sign the Lease on behalf of the party he is signing for, and that no other signature or action is required in order to bind such party to the terms of this Lease.

19.11         Brokers. Landlord and Tenant each represent and warrant to the other that it has not engaged the services of any real estate broker or agent in any way connected with this transaction. Each party agrees to indemnify and hold the other party harmless from Losses resulting from a commission or other fee due as a result of this transaction due to the act(s) or omissions of one party. This provision shall survive expiration or termination of this Lease.

19.12         Other Representations, Warranties, and Covenants of Landlord. Landlord represents and warrants to Tenant that: (a) the Premises are separately taxed and assessed with all utilities available and separately metered; (b) the Premises are not subject to any cost-sharing, contribution or any other financial arrangement or agreement involving any other property with respect to common area maintenance costs, insurance costs, taxes, utilities and/or any other costs or fees; and (c) there are no declarations, covenants, conditions, and restrictions, or similar instruments that are recorded on the Effective Date in the public records of any jurisdiction in which the Premises are located that would materially impair or affect Tenant’s occupancy of the Premises or the Permitted Use at the Premise during the Term.

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19.13         Counterparts. This Lease may be signed in any number of counterparts, each of which when taken together shall be deemed to be a complete document.

19.14         Governing Law. This Lease shall be governed by the internal laws of the State in of Florida, without regard to principles of conflicts of law. Each of the parties hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the exclusive jurisdiction of the state and federal courts in Brevard County, Florida (the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such Chosen Court. Each of the parties irrevocably and unconditionally waives, to the fullest extent the party may legally and effectively do so, any objection (whether as a matter of state or federal Law) that the party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Chosen Court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided for notice in Section 18.1 shall be deemed effective service of process on such Party.

19.15         Radon Gas. As required by Florida statute, the following notification is provided: “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Landlord and Tenant have respectively signed this Lease as of the Effective Date.

LANDLORD:

Date Signed: June 10, 2022		JUST PICK, LLC, a Florida limited liability
company
Attest/Witness:

By: /s/ Nirajkumar Patel
[signature]
Print Name: Nirajkumar Patel, Manager
Print Name:_____________________

[signature]
Print Name:________________________

TENANT:

Date Signed: June 10, 2022		KAIVAL	BRANDS	INNOVATIONS
GROUP, INC., a Delaware corporation
Attest/Witness:

By: /s/ Eric Mosser
[signature]
Print Name: Eric Mosser
Print Name:_____________________
Its: Chief Operating Officer

[signature]
Print Name:________________________

[Remainder of Page Intentionally Blank. Exhibit A Follows.]

SIGNATURE PAGE TO LEASE

EXHIBIT A

Legal Description of THE LAND

[Remainder of Page Intentionally Blank. Exhibit B Follows.]

EXHIBITS TO LEASE

EXHIBIT B

PREMESIS LAYOUT

[Remainder of Page Intentionally Blank. Exhibit C Follows.]

EXHIBITS TO LEASE

EXHIBIT C

Personal Property

[To be provided.]

[End of Lease.]

EXHIBITS TO LEASE